ARTICLES OF MERGER

Pursuant to provisions of the Nevada Revised Statutes, the Nevada Corporation Laws, the undersigned corporations submit the following Articles of Merger for the filing purpose of merging ACS TRADING CORP, A DELAWARE CORPORATION, DELAWARE into VIDA LIFE INTERNATIONAL LTD, A NEVADA CORPORATION, NEVADA.

ARTICLE I

The Plan of Merger provides for merging Delaware into Nevada; it has been approved, adopted, certified and acknowledged by each of the corporations in accordance with the laws of Nevada. The Plan of Merger will be on file at the principal place of business, which is 7046 Kentfield Drive, Cameron Park, California 95682. A copy of the Agreement of Merger will be furnished on request and without cost to any shareholder of any corporation that is a party to the merger. Nevada was organized under the laws of the State of Nevada.

ARTICLE II

The merger was approved by the consent of the Directors of each corporation, and a majority of the shareholders of each corporation. A single class of common stock voted for the merger in each instance. There were 1500 shares, out of 1500 shares outstanding of Delaware that voted for the merger and there were 3,716,500 shares out of 7,163,494 shares of Nevada that voted for the merger.

ARTICLE III

The surviving corporation shall be VIDA LIFE INTERNATIONAL LTD, NEVADA and the disappearing corporation shall be ACS TRADING CORPORATION, DELAWARE.

ACS TRADING CORPORATION

By____________________
J. C. Jordan, President

By____________________
J. C. Jordan, Secretary

VIDA LIFE INTERNATIONAL LTD

By____________________
Douglas Grobe, President

By____________________
Douglas Grobe. Secretary